EXHIBIT 16.1


January 12, 2005






Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

RE:      Medical Makeover Corporation of America
         File No. 0-11596



Gentlemen:


We have read the statements that Medical Makeover Corporation of America included under Item 4.01 of Form 8-K filed regarding the recent change in the registrant's certifying accountant. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under
Item 4.01.


Very truly yours,




/s/ Kaufman, Rossin & Co.
Kaufman, Rossin & Co.